SARA LEE CORPORATION

                                  STOCKHOLDER ALERT
                                                 Three First National Plaza
                                               Chicago, Illinois 60602-4260
                                                               312 726 2600

              You will receive a solicitation from a self-appointed "Sara Lee Shareholders Committee," concerning two proposals which they are sponsoring and which appear in Sara Lee's 1994 proxy statement ("Proposals"). Sara Lee strongly believes that this solicitation is misleading.

              The Sara Lee Shareholders Committee was conceived by the United Food & Commercial Workers Local 120, Oakland, California ("Union"). The Union, which represents approximately 100 employees, and Sara Lee recently agreed to a collective bargaining agreement after a protracted negotiation. Although submitted by two individual stockholders, the Proposals were prepared by the Union's attorneys. The Union enlisted the two stockholders to submit the Proposals under their respective names, and, in fact, this Committee consists of only the two members brought together by the Union. It should be noted that the Committee's address and its telephone number are those of the Union's headquarters in Oakland. The stockholders reside in Skokie, Illinois, and Providence, Rhode Island. We believe this solicitation to be a continuation of the Union's harassment campaign against Sara Lee which began more than a year ago.

          Sara Lee did not provide the Union with the names and addresses of the stockholders who will receive the solicitation. Stamped envelopes were provided to us by the Union, and we attached the mailing labels to them, as is required under the proxy rules of the Securities and Exchange Commission. Sara Lee has good reason to believe that any stockholder who responds to the Union's questionnaire will be solicited for funds to recoup a portion of the Union's expenses, including attorney fees, incurred in its solicitation activities.

              One Proposal in the solicitation is entitled "Shareholder Proposal Against Golden Parachutes." Sara Lee does not have any so-called golden parachute arrangements which would become operable upon a change of control. The Union's use of this term is erroneous and inflammatory.

              The solicitation also refers to comparative compensation paid to chief executive officers of conveniently selected corporations, most of which are substantially smaller than Sara Lee, in different businesses (i.e. chewing gum, spices, dairy products, candy, pet foods) and less global. We believe it is not a meaningful comparison of executive compensation. Sara Lee's compensation committee uses a peer group consisting of 19 consumer products companies of comparable size (e.g., General Mills, PepsiCo and Colgate-Palmolive) for competitive compensation and performance comparisons. It is the opinion of Frederic W. Cook & Co., the independent compensation consultant to the compensation committee of the board of directors, that Mr. Bryan's total compensation is and has been at approximately the median of this peer group, a position supported by our relative size and performance.

              The solicitation infers that since the members of Sara Lee's compensation committee are, or were formerly, senior executives of other corporations, their actions are biased in favor of excessive compensation. This inference is insulting and unwarranted. The members of the compensation committee are independent directors who act only in the best interests of Sara Lee and its stockholders.


          /s/ Gordon H. Newman
          ___________________________________
          Gordon H. Newman
          Senior Vice President and Secretary

              September 20, 1994